ROSS MILLER Secretary of State 206 North Carson Street Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:
Fairytale Ventures, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:
90,000,000 shares of common stock, par value $0.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
90,000,000 shares of common stock, par value $0.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issue share of the same class or series:
1.6 shares of common stock will be issued for every one share of common stock owned

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional shares will be rounded up to the nearest whole share

7. Effective date of filing (optional):
5/1/09

8. Officer Signature: X /s/ Anusha Kumar

Important: Failure to include any of the above information and submit proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees	Nevada Secretary of State AM Restated 2007 Revised on: 10/12/07
Important: Failure to include any of the above information and submit proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees	Nevada Secretary of State AM Restated 2007 Revised on: 10/12/07